Exhibit 34.1

Report of Independent Registered Public Accounting Firm
Re: UPFC Auto Receivables Trust 2007-B

The Board of Directors
United Auto Credit Corporation:

We have examined United Auto Credit Corporation’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for Asset Backed Notes, except for servicing criteria 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), and 1122(d)(4)(xii) which the Company has determined are not applicable to the activities performed by the Company with respect to the asset backed securities transaction being serviced for the UPFC Auto Receivable Trust 2007-B, as of December 31, 2007 and for period from November 8, 2007 to December 31, 2007. Management is responsible for the United Auto Credit Corporation’s compliance with those servicing criteria. Our responsibility is to express an opinion on United Auto Credit Corporation’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, the Company complied with the aforementioned servicing criteria, as described above, as of and for the period November 8, 2007 to December 31, 2007, in all material respects.

/s/ Grobstein, Horwath & Company LLP

Costa Mesa, California
February 28, 2008